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                                                                    EXHIBIT 10.6

                                 ACKNOWLEDGMENT

      1. Brett P. Milkie, currently employed by The Buckle, Inc. ("Company") of Kearney, Nebraska, will be paid an annual salary of $270,000 for so long as the employee is employed by the Company during the fiscal year ending February 3, 2007.

      2. In addition to the salary outlined in paragraph 1, above, a "Cash Award" for the above fiscal year will be paid to you provided you are employed by the Company on the last day of such fiscal year. The "Cash Award" will be paid as part of the Incentive Plan which includes a Bonus Pool as Cash Incentive for executives. This Bonus Pool will be calculated for the fiscal year based upon dollars of growth in key performance categories compared to the Base Year amounts, multiplied by the applicable percentage amounts as outlined in the Plan and multiplied by the net income factor outlined in the plan (see Exhibit A to the Company's 2006 Proxy Statement). The applicable percentage amounts per the 2006 Executive Incentive Plan include 8.5% of the increase in Same Store Sales, 5.0% of the increase in Gross Profit and 15.0% of the increase in Pre-bonus Net Income. The Base Year amounts are determined using the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average, with the immediately preceding year receiving a 4:1 weighting over the other two years included in the calculation, for both Gross Profit and Pre-Bonus Net Income. Your percentage of the bonus pool has been pre-set for fiscal 2006 by the compensation committee of the Board of Directors.

      No payment of a Cash Award for the year may be made until the Company's key performance categories for the year are certified by the Compensation Committee. You shall not be entitled to receive payment of a Cash Award unless you are still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

      The Cash Award will be paid on or before April 15 following the close of the fiscal year. For calculating this Cash Award, "Pre-Bonus Net Income" shall be defined as the Company's net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes, but including draws against such bonuses. Net income from operations does not include earnings on cash investments. For this purpose, net income shall be computed by the Company in accordance with the Company's normal accounting practices, and the Company's calculations will be final and conclusive.

      3. You were awarded 8,250 shares of restricted stock in The Buckle, Inc. common stock pursuant to the 2005 Restricted Stock Plan as of January 31, 2006. Restricted stock granted under the Plan will vest according to the terms of the 2005 Restricted Stock Plan and the terms of the separate Restricted Stock Agreement between you and the Company, to which Agreement reference is hereby made. Those terms include a performance feature whereby one-half of the shares granted will vest over four years if a 5% increase in Pre-Bonus Net Income is achieved and the second one-half of the shares granted will vest over four years if an 8% increase in Pre-Bonus Net Income is achieved. If the performance goal is met, the shares will vest 20% upon certification by the compensation committee that such goal was met, and then 20% at January 31, 2008, 30% on January 31, 2009 and 30% on January 31, 2010. You must continue to be employed by the Company on the date of vesting. The foregoing description of the vesting features of the Restricted Stock granted to you is qualified in its entirety by reference to the terms of the 2005 Restricted Stock Plan and the separate Restricted Stock Agreement between you and the Company.

      4. A credit limit of $3,500 has been established on your The Buckle charge account, subject to annual change as determined by management. Please make sure your charge account balance does not exceed this limit. You may have payments made to your charge account via payroll withholding during the year.

      Management is committed to reviewing its policies continually. Accordingly, the statements outlined above are subject to review and change at any time, with or without notice.

      I understand I have the right to terminate my employment with the Company at any time, with or without notice, and the Company retains the same right, with or without cause or notice. I recognize, therefore, that I am an "at will" employee.

      This acknowledgment supersedes any prior acknowledgment or agreement with the Company. This acknowledgment does not constitute an agreement of employment with the Company.

March 20, 2006
The Buckle, Inc.

Acknowledged by: /s/ BRETT P. MILKIE
                 ------------------------
                   Brett P. Milkie